Exhibit (r)

JOINT CODE OF ETHICS

I.	INTRODUCTION

This Joint Code of Ethics, which has been adopted by Morgan Creek Capital Management, LLC (“Morgan Creek”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and the Board of Trustees of Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund, and Morgan Creek Global Equity Long/Short Institutional Fund (collectively the “Company”), in accordance with Rule 17j-1 under the Investment Company of 1940, as amended (the “Company Act”), establishes the rules of conduct for “COE Access Persons” (as defined herein).

All COE Access Persons will be required to acknowledge, in writing, as soon as possible, that they have read and understand this Joint Code of Ethics by providing the Chief Compliance Officer with an executed form of the acknowledgment contained in Exhibit 1.  Please note that an electronic copy of the acknowledgement form can be accessed via the Employee Level Filing system (“E.L.F”).

KEY DEFINITIONS:
Advisory Clients	The Funds (as defined below) and separate client accounts advised by Morgan Creek and such other accounts or advisory clients advised by Morgan Creek from time to time, each one an Advisory Client.

Beneficial Ownership
Includes ownership by any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise, (i) has or shares a direct or indirect financial interest in other than the receipt of an advisory fee, or (ii) possesses voting or investment power over securities or other investments.

Chief Compliance Officer	Taylor Thurman

COE Access Persons
Generally, any partner, officer or director of Morgan Creek or the Company and any employee or other supervised person of Morgan Creek or the Company who in relation to Advisory Clients (including the Funds) and the Company:
(i) has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the holdings of any Advisory Client (including the Funds) and the Company; or (ii) is involved in making securities recommendations or has access to such recommendations that are non-public.

Funds	The private investment funds advised by Morgan Creek.

Independent Trustee	Any Trustee of the Company who is not considered to be an “interested person” of the Company, as that term is defined in the 1940 Act.

Initial Public Offering
An offering registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering	An offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

Personal Account	Any account containing “reportable securities” (as defined in the Joint Code of Ethics herein) in which a COE Access Person has any Beneficial Ownership.

Securities	Interests in privately placed investment funds that are invested in by the Advisory Clients or evaluated for investment by Morgan Creek on behalf of the Advisory Clients.

Under Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Company Act, each registered investment adviser and registered investment company (respectively) is required to establish, maintain and enforce a written code of ethics that, at a minimum, includes:

(1)  A standard (or standards) of business conduct that the Adviser or registered investment company requires of its supervised persons, which standard must reflect its fiduciary obligations and those of its supervised persons;

(2)  Provisions requiring supervised persons to comply with applicable Federal securities laws;

(3)  Provisions that require access persons to report, and the Adviser or registered investment company to review, their personal securities transactions and holdings periodically;

(4)  Provisions requiring supervised persons to report any violations of its code of ethics promptly to the Chief Compliance Officer, or provided the Chief Compliance Officer also receives reports of all violations, to other persons designated in the code of ethics; and

(5)  Provisions requiring the Adviser or registered investment company to provide to each supervised person a copy of its code of ethics and any amendments, and requiring supervised persons to provide the Adviser or registered investment company with a written acknowledgement of their receipt of the code and any amendments.

High ethical standards are essential for the success of both Morgan Creek and the Company and to maintain the confidence of Advisory Clients.  Morgan Creek and the Board of Trustees are of the view that their long-term business interests are best served by adherence to the principle that the interests of Advisory Clients/the Company interests come first.  Potential conflicts of interest may arise in connection with the personal trading activities of COE Access Persons.  In recognition of Morgan Creek’s/the Trustees’ fiduciary obligations to its Advisory Clients/the Company and Morgan Creek’s/the Company’s desire to maintain high ethical standards, Morgan Creek and the Company have adopted this Joint Code of Ethics containing provisions designed to:  (i)  prevent improper personal trading by COE Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Morgan Creek, the Company or securities holdings of Advisory Clients; (iii)  identify conflicts of interest; and (iv)  provide a means to resolve any actual or potential conflict in favor of the Advisory Client/the Company.

Additionally, each COE Access Person is required to comply with all applicable Federal securities laws.  Compliance with such laws is a basic condition of employment.  Violations of such laws by any COE Access Person will not be tolerated, and will lead to dismissal, in addition to any civil or criminal liability.  Any questions regarding the applicability or interpretation of such laws should be brought to the immediate attention of the Chief Compliance Officer (“CCO”).

One goal of this policy is to allow COE Access Persons to engage in personal securities transactions while protecting Advisory Clients, the Company, Morgan Creek and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests.  While it is impossible to define all situations that might pose such a risk, this Joint Code of Ethics is designed to address those circumstances where such risks are likely to arise.

Adherence to the Joint Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for employees and Access Persons (as applicable) of Morgan Creek and the Company.  If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Joint Code of Ethics, has general compliance responsibility for Morgan Creek/the Company and may offer guidance on securities laws and acceptable practices, as the same may change from time to time.  COE Access Persons are required to report violations of the Joint Code of Ethics to the Chief Compliance Officer, or provided the CCO also receives reports of all violations, other persons designated in this Joint Code of Ethics.  The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants.

In addition, it should be noted that no COE Access Person, in connection with the purchase or sale, directly or indirectly, by such COE Access Person of a security held or to be acquired by the Advisory Clients or the Company, shall:

1.           employ any device, scheme or artifice to defraud the Advisory Clients or the Company;

2.           make to the Advisory Clients/the Company any untrue statement of a material fact or omit to state to the Advisory Clients/the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.           engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Advisory Clients/the Company; or

4.           engage in any manipulative practice with respect to the Advisory Clients/the Company.
The CCO is required to provide each COE Access Person with a copy of this Joint Code of Ethics and any amendments.  Each COE Access Person is required to provide a written acknowledgement of their receipt of the Joint Code of Ethics and any amendments.

II.	APPLICABILITY OF JOINT CODE OF ETHICS

A.	PERSONAL ACCOUNTS OF ACCESS PERSONS. This Joint Code of Ethics applies to all Personal Accounts of all COE Access Persons. A Personal Account also includes an account maintained by or for:

(1)	COE Access Person's spouse (other than a legally separated or divorced spouse of the COE Access Person) and minor children;

(2)	Any individuals who live in the COE Access Person's household and over whose purchases, sales, or other trading activities the COE Access Person exercises control or investment discretion;

(3)
Any persons to whom the COE Access Person provides primary financial support, and either (i) whose financial affairs the COE Access Person controls, or (ii) for whom the COE Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the COE Access Person as a beneficiary; and

(5)
Any partnership, corporation or other entity of which the COE Access Person is a director, officer or partner or in which the COE Access Person has a 25% or greater beneficial interest, or in which the COE Access Person owns a controlling interest or exercises effective control.

As provided in Section  IV.A.(1) below, upon receipt of this Joint Code of Ethics, each COE Access Person will be required to provide a comprehensive list of all Personal Accounts to the Chief Compliance Officer.

B.
COE ACCESS PERSON AS TRUSTEE.  A Personal Account does not include any account for which a COE Access Person serves as trustee of a trust for the benefit of (i) a person to whom the COE Access Person does not provide primary financial support, or (ii) an independent third party.

(1)
Personal Accounts of Other Access Persons.  A Personal Account of a COE Access Person that is managed by another COE Access Person is considered to be a Personal Account only of the COE Access Person who has a Beneficial Ownership in the Personal Account.  The account is considered to be a client account with respect to the COE Access Person managing the Personal Account.

(2)
Solicitors/Consultants.  Non-employee Solicitors or consultants are not subject to this Joint Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Morgan Creek or the Company, (i) makes or participates in the making of investment recommendations for Morgan Creek’s clients/the Company, or (ii) obtains information on recommended investments for Morgan Creek’s Advisory Clients or the Company.

(3)	Client Accounts. A client account includes any account managed by Morgan Creek or the Company which is not a Personal Account.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.
General.  It is the responsibility of each COE Access Person to ensure that a particular securities transaction, which includes Securities and in general any instrument commonly known as a security, being considered for his or her Personal Account is not subject to a restriction contained in this Joint Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for COE Access Persons may be effected only in accordance with the provisions of this Section.  It should be specifically noted that COE Access Persons, other than officers of the Company who are not employees of Morgan Creek (the “Non-Adviser Company Officers”) are prohibited from engaging in transactions in securities that are on the Restricted List (as defined below) and initial public offerings.

B.
Pre-clearance of Transactions in Personal Account Involving Private Placements and Investment Opportunities of Limited Availability.  A COE Access Person, other than a Non-Adviser Company Officer, must obtain the prior written approval of the Chief Compliance Officer before engaging in direct or indirect acquisition of beneficial ownership in a security in a limited offering (which includes investments in Securities).

A request for pre-clearance must be made by completing the Pre-Clearance Form in advance of the contemplated transaction.  A Sample Pre-Clearance Form is attached as Exhibit 2. Due to the lengthy subscription process that is often involved with investing in a limited offering, any approval given under this paragraph will remain in effect for 30 days.

C.
Prohibition from Transactions in Personal Account Involving Securities on the Restricted List.  COE Access Persons, other than Non-Adviser Company Officers, will be strictly prohibited from engaging in transactions (purchases or sales) of securities listed on the Restricted List, such List to be maintained by Morgan Creek.  The Restricted List will be compiled by the Chief Compliance Officer or his designee in consultation with Morgan Creek’s Investment Committee and the Company and circulated on a periodic basis as well as posted on an internal server accessible by COE Access Persons.  Securities will be placed on the Restricted List if it is determined that personal trading by employees in a particular security during a particular time period might or would create an actual or potential conflict of interest or result in  violation of securities laws.  Securities will remain on the Restricted List until removed by the Chief Compliance Officer or his designee, generally for a minimum of at least 30 days.  Prior to engaging in a transaction in a Personal Account, all COE Access Persons should ensure that they have checked such trade against the most updated version of the Restricted List.

D.
Prohibition from Transactions in Personal Account Involving Initial Public Offerings.  A COE Access Person, other than a Non-Adviser Company Officer, is prohibited from personally trading in any initial public offering.

E.
Prohibition from Transactions in Publicly Traded Securities of Investment Managers.  In an effort to avoid the appearance of conflicts of interest, COE Access Persons, other than Non-Adviser Company Officers, are strictly prohibited from trading in the publicly traded securities of an investment manager that advises an underlying fund that a Morgan Creek Fund/the Company is currently invested in or that Morgan Creek/the Company recommends to its non-discretionary client accounts.  It should be noted that investments by COE Access Persons, other than Non-Adviser Company Officers, in privately placed securities of an investment manager would have to be pre-cleared by the Chief Compliance Officer; due to the appearance of conflicts of interest in this instance, pre-clearance is not likely to be granted.

IV.	REPORTING REQUIREMENTS

A.	All COE Access Persons are required to submit the following reports to the Chief Compliance Officer for review (subject to the applicable provisions of Section V. below):

(1)
Initial Holdings Report – COE Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became a COE Access Person that meets the following requirements:

(a)
Must disclose all of the COE Access Person’s current securities holdings with the following content for each reportable security (as defined in IV.B. below) that the COE Access Person has any direct or indirect beneficial ownership:

•	title and type of reportable security;
•	ticker symbol or CUSIP number (as applicable);
•	number of shares; and
•	principal amount of each reportable security.

(b)	Must disclose the name of any broker, dealer or bank with which the COE Access Person maintains a Personal Account.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)	COE Access Persons should use the form of Initial Holdings Report contained in Exhibit 3 to this Joint Code of Ethics.

(2)
Annual Holdings Report – Subject to the applicable provisions of Section V. below, COE Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”).  For purposes of this Code, the Annual Holdings Certification Date is December 31.  COE Access Persons must submit Annual Holdings Reports within 45 days of the Annual Holdings Certification Date.  From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above.  COE Access Persons should use the form of Annual Holdings Report contained in Exhibit 4 to this Joint Code of Ethics.

(3)
Quarterly Transaction Reports – Subject to the applicable provisions of Section V. below, COE Access Persons must also provide quarterly securities transaction reports for each transaction in a reportable security (as defined in Section IV.B. below) that the COE Access Person has any direct or indirect beneficial ownership.  Such quarterly transaction reports must meet the following requirements:

(a)	Content Requirements – Quarterly transaction report must include:

•	date of transaction;
•	title of reportable security;
•	ticker symbol or CUSIP number of reportable security (as applicable);
•	interest rate or maturity rate (if applicable);
•	number of shares;
•	principal amount of reportable security;
•	nature of transaction (i.e., purchase or sale);
•	price of reportable security at which the transaction was effected;
•	the name of broker, dealer or bank through which the transaction was effected; and
•	the date upon which the COE Access Person submitted the report.

(b)	Timing Requirements – Subject to Section V.C., COE Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

(c)	COE Access Persons should use the form of quarterly transaction report provided in Exhibit 5 to this Joint Code of Ethics.

(d)
Review of Reports – It should be specifically noted that all COE Access Person reports required to be submitted pursuant to Section IV.A. are required to be (and will be) reviewed by the Chief Compliance Officer or his designee.

B.
DEFINITION OF REPORTABLE SECURITY – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)
Shares issued by U.S. registered open-end funds; provided that such funds are NOT advised by Morgan Creek, the Company or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Morgan Creek or the Company; and

(5)
Shares issued by unit investment trusts that are invested exclusively in one or more U.S. registered open-end funds; provided that such funds are NOT advised by Morgan Creek, the Company or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Morgan Creek or the Company.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section sets forth exceptions from the reporting requirements of Section IV. of this Code.  All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV.:

A.
No Initial, Annual or Quarterly Transaction is required to be filed by a COE Access Person with respect to securities held in any Personal Account over which the COE Access Person has (or had) no direct or indirect influence or control;

B.
Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

C.
Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that a COE Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter.  This paragraph has no effect on a COE Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

(1)	COE Access Persons that would like to avail themselves of this exemption should:

(a)	Ensure that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports set forth in Section IV.A.3 above; and

(b)	Inform the CCO that you would like to avail yourself of this compliance option and provide him/her with the following for each of your Personal Accounts:

•	name of institution;
•	address of institution;
•	name of contact at institution;
•	identification numbers for personal accounts held at institution; and
•	name of personal accounts held at institution.

(c)	The Chief Compliance Officer will then send the form of letter attached to this Joint Code of Ethics as Exhibit 6 to the institutions in question.

VI.	CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT TRUSTEES OF THE COMPANY

A.
Prohibited Purchases and Sales.  No Independent Trustee of the Company shall purchase or sell, directly or indirectly, any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to such Independent Trustee’s actual knowledge at the time of such purchase or sale;

(1)	is being considered for purchase or sale by the Company; or

(2)	is being purchased or sold by the Company.

B.	Exempted Transactions. The prohibitions of Section VI.A above shall not apply to:

(1)	purchases or sales effected in any account over which the Independent Trustee has no direct or indirect influence or control;

(2)	purchases or sales which are non-volitional on the part of the Independent Trustee;

(3)	purchases or sales which are part of an automatic dividend reinvestment plan;

(4)
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(5)	sales of securities held in a margin account to the extent necessary in order to meet margin requirements; and

(6)
purchases or sales other than those exempted in (a) through (e) above, (i) which will not cause the Independent Trustee to gain improperly a personal profit as a result of such Independent Trustee’s relationship with the Company, or (ii) which, because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by the Company, and in each case which are previously approved by the CCO, which approval shall be confirmed in writing.

C.
Reporting.  An Independent Trustee of the Company who would be required to file a dated written report (see Exhibit 5) containing the information described in Section IV.A.3(a) of this Code with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, solely by reason of being a Trustee of the Company, shall file such written report only if such Independent Trustee, at the time the transaction was entered into, actually knew, or in the ordinary course of fulfilling official duties as a trustee of the Company should have known, that during the 15-day period immediately preceding or after the date of that transaction such Security was or is:

(i)	to be purchased or sold by the Company, or

(ii)	being considered for purchase or sale by the Company;

provided, however, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which such Independent Trustee does not have any direct or indirect influence or control.  Each such report shall be deemed to be filed with the Company for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Trustee that such Independent Trustee has any direct or indirect Beneficial Ownership in the Security to which the report relates.

Such report, if required as described in Section IV.A.3(a), shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

Each Independent Trustee will be required to acknowledge, in writing, as soon as possible, that they have read and understand the Joint Code of Ethics by providing the Chief Compliance Officer with an executed form of the acknowledgment contained in Exhibit 1. In addition, on an annual basis, Each Independent Trustee shall file with the CCO an annual certification certifying that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy procedures stated herein.

D.
Sanctions.  If the Trustees of the Company determine that a material violation of this Joint Code by an Independent Trustee has occurred (based on information provided by the CCO), the Trustees may take such action and impose such sanctions as said Trustees deem appropriate.

VII.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

COE Access Persons should note that Morgan Creek and the Company have a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients and the Company.  As such, COE Access Persons generally should not share such information outside of Morgan Creek or the Company.  Notwithstanding the foregoing, COE Access Persons and Morgan Creek/the Company may provide such information to persons or entities providing services to Morgan Creek, the Company, Advisory Clients or the Funds where such information is required to effectively provide the services in question.  Examples of such are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Morgan Creek or the Company please see the Chief Compliance Officer.

VIII.	OVERSIGHT OF JOINT CODE OF ETHICS

A.
Reporting.  Any situation that may involve a conflict of interest or other possible violation of this Joint Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Morgan Creek and/or the Board of Trustees of the Company (as applicable).

B.
Review of Transactions.  As noted, above, each COE Access Person's transactions in his/her Personal Accounts will be reviewed on a regular basis and compared to transactions entered into by Morgan Creek and the Company.  Any transactions that are believed to be a violation of this Joint Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the executive management of Morgan Creek and/or the Board of Trustees of the Company (as applicable).

C.
Sanctions.  The executive management of Morgan Creek and/or the Board of Trustees of the Company (as applicable), with advice of outside legal counsel, at its discretion, shall consider reports made to management and upon determining that a violation of this Joint Code of Ethics has occurred, may seek such sanctions or remedial action management/the Board deems appropriate or to the extent required or permitted by law (as may be advised by outside legal counsel or other advisors).  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment with Morgan Creek/the Company, or criminal or civil penalties.

IX.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Joint Code of Ethics shall be treated as confidential to the extent permitted by law.

X.	MISCELLANEOUS PROVISIONS RELATED TO THE COMPANY

A.	Approval Process. This Joint Code of Ethics shall be deemed to be the Company’s Code of Ethics upon approval by the Board of Trustees, including a majority of the Company’s Independent Trustees.

B.
Amendment or Revision of the Code. Any amendment to or revision of this Joint Code of Ethics shall be promptly furnished to the Company’s Board of Trustees and any material amendment to or revision of this Joint Code of Ethics must be approved by the Trustees, including a majority of the Independent Trustees, no later than six months after adoption of such amendment or revision.

C.
Annual Issues and Certification Report.  At periodic intervals established by the Trustees of the Company, but no less frequently than annually, the CCO shall provide a written report to the Trustees of the Company regarding any issues which arose under this Joint Code of Ethics since the last report to the Board of Trustees, including, but not limited to, information about material Code or procedure violations and sanctions imposed in response to any material violations.  In addition, the CCO will provide to the Trustees of the Company in writing a certification that the Company has adopted procedures reasonably necessary to prevent Company COE Access Persons from violating this Joint Code of Ethics.

D.
Records.  The Company shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission (the “SEC”):

(1)	A copy of this Joint Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)
A record of any violation of this Joint Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)
A copy of each report made pursuant to this Joint Code shall be preserved for a period of not less than five years from the end of the fiscal year in which its is made, the first two years in an easily accessible place; and

(4)	A list of persons who are, or within the past five years have been, required to make reports pursuant to this Joint Code shall be maintained in an easily accessible place.

E.	Interpretation of Provisions. The Board of Trustees of the Company may from time to time adopt such interpretation of this Joint Code as they deem appropriate.

F.
Effect of Violation of this Joint Code.  In adopting Rule 17j-1, the SEC specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular code of ethics, such as this Joint Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule.  In adopting this Joint Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.

XI.	THE COMPANY’S SOX CODE OF ETHICS

In addition, as required by Section 406 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and forms applicable to registered investment companies thereunder, the Company has adopted and implemented stand alone Code of Ethics for the Company (the “SOX Code of Ethics”) that apply to the principal executive officer, principal financial officer, controller, principal accounting officer, and persons performing similar functions for the Company.  This policy seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that the Company file with, or submit to, the SEC and in other public communications made by the Company; (iii) compliance with applicable laws and governmental rules and regulations; (iv) the prompt internal reporting of violations; and (v) accountability for adherence to the Company’s policies and procedures, including the Joint Code of Ethics.

EXHIBIT 1

JOINT CODE OF ETHICS ACKNOWLEDGEMENT

I hereby acknowledge receipt of the Joint Code of Ethics and certify that I have read and understand it and agree to abide by it.

I hereby represent that all my personal securities transactions will be effected in compliance with the detailed requirements of the Joint Code of Ethics.  I also confirm that I have instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies of my confirmations and monthly and quarterly account statements to the Chief Compliance Officer.  [ ] (CHECK if applicable)

In addition to the representations contained throughout the Joint Code of Ethics, I hereby certify that I have never been found civilly liable for nor criminally guilty of insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date: _________________
Signature

Print Name

Compliance Receipt:
Date:

EXHIBIT 2

PRE-CLEARANCE FORM FOR
TRANSACTIONS IN PERSONAL ACCOUNTS OF COE ACCESS PERSONS

COE Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the Morgan Creek’s Joint Code of Ethics.  COE Access Persons should complete Sections (1) thru (7) below and submit this pre-clearance form to the chief compliance officer who will complete Section (8).

(1)	Reason for Pre-Clearance Request

The COE Access Person is submitting this pre-clearance request because proposed investment is a limited offering (i.e., private placement, restricted stock, hedge fund etc.)

(2)	Investment and Transaction Information for Hedge Fund Investments

Investment Type (please check):

Initial Purchase☐
Additional Purchase ☐

Other Investment Information:
Date of Transaction:
Name of Private Investment Entity:
Jurisdiction:
Transaction:
Amount of Transactions: USD$ ______________(or number of shares, units, interests, etc.)

(3)	Investment Information for Non-Hedge Fund Investments

•	Common	☐
•	Preferred	☐
•	Debt	☐	(indicate issue) ____________
•	Derivative	☐	(indicate type) _____________
•	Private/Restricted ☐
Issuer: ________________________

(4)	Transaction Information

•	Estimated Trade Date: _______________
•	Quantity: _________________________
•	Estimated Price: ____________________
•	Broker/Dealer (if any): _____________________

(5)	Conflict of Interest Information

COE Access Persons should provide any additional factors that they believe may be relevant to a conflict of interest analysis (if any):

(6)	Evaluation of Advisory Client Conflicts

The investment is not currently held by or under consideration for purchase or disposition by any Fund or the Company.

Initials of Access Person: __________	Date: ______________

If the above listed investment is not currently held by or under consideration for any Fund/ the Company and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Funds/the Company.

___         Investment is too risky
___         Fund/the Company is already exposed to industry
___         Investment by the Fund/the Company would cause it to exceed its investment policies
___         Insufficient available or unfavorable information about the issuer
___         Investment is outside of the Fund’s/Company’s permitted policies (e.g., short selling)
___         Other: __________________________________

Initials of COE Access Person: __________	Date: ______________

(7)	Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information.  I understand that pre-clearance will be in effect for 30 days from the date of the Chief Compliance Officer's signature.

COE Access Person’s Name (please print)

COE Access Person’s Signature	Date

(8)	Disposition of Pre-Clearance Request

☐Request Approved	☐ Request Denied
_______________________	______________
Chief Compliance Officer	Date

EXHIBIT 3
INITIAL HOLDINGS REPORT
FOR COE ACCESS PERSONS
Name of COE Access Person:  _____________________

Date of Submission of Report: ________________

In connection with my new status as a COE Access Person, the following sets forth all of my holdings in reportable securities (as defined in Section IV.B. of the Joint Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A. of the Joint Code of Ethics).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

OR
___         No holdings in reportable securities (as defined in Section IV.B. of the Joint Code of Ethics)

The undersigned COE Access Person certifies that all information contained in this report is true and correct as of ___________________ ___, 200_ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of COE Access Person

Signature of COE Access Person

Date

Compliance Review Signature

EXHIBIT 4
ANNUAL HOLDINGS REPORT
FOR COE ACCESS PERSONS

Name of COE Access Person:  _____________________

Date of Submission of Report: ________________

The following sets forth all of my holdings in reportable securities (as defined in Section IV.B. of the Joint Code of Ethics) that are held in my Personal Accounts (as defined in Section II.A. of the Joint Code of Ethics) as of December 31 (the “Annual Holdings Certification Date”).

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

___         None of the above transactions are related to Initial Public Offerings (IPOs).

OR

___         No holdings in reportable securities (as defined in Section IV.B. of the Joint Code of Ethics) as of the Annual Holdings Certificate Date.

The undersigned COE Access Person certifies that all information contained in this report is true and correct as of ________________ ___, 200_ (which must be a date within 45 days of the Annual Holdings Certificate Date).

Name of COE Access Person

Signature of COE Access Person

Date

Compliance Review Signature

EXHIBIT 5
QUARTERLY TRANSACTION REPORT FOR COE ACCESS PERSONS

Name of COE Access Person:  _____________________

Date of Submission of Report: ________________

The following sets forth all of the transactions in Reportable Securities made in my Personal Accounts for the quarter beginning on __________and ending on _____________.  Note: This report must be completed, signed and submitted within 30 days of the end of each quarter.  Please refer to the Joint Code of Ethics for further instructions.

Date of Transaction	Nature of Transaction	Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares	$ Amount	Broker/Dealer or Bank Where Securities Are Held

A.           ___           None of the above transactions are related to Initial Public Offerings (IPOs).

B.           ___           None of the above transactions are related to Private Placements.

OR

C.           ___           No transactions in Reportable Securities
I represent that I was not in possession of material non-public information concerning the securities listed above or their issuer at the time of the transaction.  If I am a COE Access Person charged with making recommendations concerning the portfolios of any client with respect to any of the securities listed above, I hereby represent that I have not determined or been requested to make a recommendation in any of the securities listed above except as permitted by the Joint Code of Ethics.

The undersigned COE Access Person certifies that all information contained in this report is true and correct.

Name of COE Access Person

Signature of COE Access Person

Date

Compliance Review Signature

EXHIBIT 6
[DATE]
[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re:  [NAME OF EMPLOYEE]/Account No(s). [###]

Dear [CONTACT NAME]:

As the Chief Compliance Officer for Morgan Creek Capital Management, LLC (“Morgan Creek”) and Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund, and Morgan Creek Global Equity Long/Short Institutional Fund (collectively the “Company”), I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

Morgan Creek Capital Management, LLC
301 West Barbee Chapel Road, Suite 200, Chapel Hill, NC 27517,
Attn: Taylor Thurman, Chief Compliance Officer

Please feel free to call me at (919) 933-4004 should you have any questions.

Best regards,

Morgan Creek Capital Management, LLC

Name: Taylor Thurman
Title: Chief Compliance Officer
I hereby authorize [NAME OF BROKER] or its
representatives to send duplicate copies of all trade
confirmation statements and monthly account
statements with respect to my account(s) held with
[NAME OF BROKER] to the CCO at Morgan Creek
Capital Management, LLC, at the above-listed
address.

Signature of Employee: ________________

Name: _____________________